Exhibit 5.1
CONSENT

To:	Olympus Pacific Minerals Inc.

And to:	Berns & Berns, Counselors at Law

And to:	U.S. Securities & Exchange Commission (the “Securities Regulator”)
Gentlemen:
RE: Technical Reports — Bong Mieu and Phuoc Son Gold Projects
Reference is made to the technical reports (the “Technical Reports”) entitled “A Technical Review of the Bong Mieu Gold Project in Quang Nam Province, Vietnam” dated August 31, 2007, and “Preliminary Assessment of the Phuoc Son Project in Quang Nam Province, Vietnam’ dated December 2007, and “Technical Report on Feasibility Studies for the Phuoc Son Gold Project in Quang Nam Province, Vietnam” dated March 26, 2008, and “Updated Technical Review of Bong Mieu Gold Project, Quang Nam Province, Vietnam” dated April 29, 2009 by Terra Mining Consultants and Stevens & Associates which we prepared for Olympus Pacific Minerals Inc. (the “Company” or “Olympus”).
We hereby consent to the filing of the Technical Reports with the Securities Regulator, and to the written disclosure of the Technical Reports and the inclusion of extracts therefrom or a summary thereof in the annual Form 20-F. We further agree to being named as an expert in the annual statement (20-F).
Dated this 8th day of July, 2010

Sincerely, Stevens & Associates
/s/ M. R. Stevens
“Signed” by Murray Stevens
Principal

Terra Mining Consultants
/s/ G Fulton
“Signed” by Graeme Fulton
Director